Exhibit (g)(1)

                            ADMINISTRATION AGREEMENT

      AGREEMENT made as of the   th day of     , 2003, by and between MERRILL
LYNCH SENIOR FLOATING RATE FUND, INC., a Maryland corporation (the "Fund"), and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership ("FAM" or the "Administrator").

                              W I T N E S S E T H:

      WHEREAS, the Fund is engaged in business as a closed-end, non-diversified, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Fund desires to retain FAM to render administrative services in the manner and on the terms and conditions hereafter set forth; and

      WHEREAS, FAM desires to be retained to perform administrative services on said terms and conditions; and

      WHEREAS, the Fund is one of the "feeder" funds for and invests all of its assets in MASTER SENIOR FLOATING RATE TRUST, a Delaware business trust, that has substantially the same investment objective and policies as the Fund; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and FAM hereby agree as follows:

      1. Duties of the Administrator. The Fund hereby retains FAM to act as administrator of the Fund, subject to the supervision and direction of the Board of Directors of the Fund, as
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hereinafter set forth. FAM shall perform, or arrange for its affiliates to perform, the administrative services (i.e., services other than investment advisory and related portfolio activities) necessary for the operation of the Fund and, without limiting the generality of the foregoing, shall (i) prepare and file reports and other documents required by U.S. Federal, state and other applicable laws and regulations; (ii) prepare proxy materials and periodic reports to Fund shareholders; (iii) respond to inquiries from Fund shareholders;
(iv) calculate, or arrange for the calculation of, the net asset value of the Fund's shares (it being understood that the Fund will reimburse the Administrator for its costs in providing such accounting services to the Fund);
(v) oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, dividend disbursing agent and shareholder servicing agent, as well as accounting, auditing and other services; (vi) provide the Fund with the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Fund, (vii) coordinate tender offers for the Fund's shares, and (viii) provide the Fund with administrative office and data processing facilities.

      2. Expenses of the Administrator. FAM shall provide the staff and personnel necessary to perform its obligations under this Agreement, shall assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, shall provide the office space, facilities, equipment and necessary personnel which it is obligated to provide under paragraph 1 hereof, except that the Fund shall pay the expenses of legal counsel retained by FAM as may be necessary or appropriate for FAM's performance of its duties and responsibilities under this Agreement.

      3. Compensation of the Administrator. For the services rendered to the Fund by FAM pursuant to this Agreement, the Fund shall pay to the Administrator a monthly a fee at an annual


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rate of 0.25 of 1% of the Fund's average daily net assets (i.e., the average daily value of the total assets of the Fund, minus the sum of accrued liabilities of the Fund and accumulated dividends on shares of outstanding preferred stock, if any). It is understood that the liquidation preference of any outstanding preferred stock (other than accumulated dividends) is not considered a liability in determining the Fund's average daily net assets. For purposes of this calculation, average daily net assets is determined at the end of each month on the basis of the average net assets of the Fund for each day during the month. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Administrator's compensation shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month. During any period when the determination of net asset value is suspended by the Board of Directors, the average net asset value of a share for the last day prior to such suspension for this purpose shall be deemed to be the net asset value at the close of each succeeding day until it is again determined.

      4. Limitation of Liability of the Administrator; Indemnification.

      (a) The Administrator shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund, its shareholders or any sub-investment adviser to which the Administrator shall otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.


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      (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund or of its own counsel, at the expense of the Fund, and shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

      (c) The Fund agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder. Such expenses shall be paid by the Fund in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Fund of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to indemnification hereunder by virtue of the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder.

      (d) As used in this paragraph 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

      5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.


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      6. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force for a period of two years thereafter and thereafter from year to year, but only so long as such continuance specifically is approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund, or by the Administrator, on sixty days' written notice to the other party. In the event of its assignment, this Agreement shall automatically terminate.

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

      7. Amendments to this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

      8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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      9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                                   MERRILL LYNCH SENIOR FLOATING
                                                   RATE FUND, INC.

                                                   By: _________________________
                                                         Name:
                                                         Title:

                                                   FUND ASSET MANAGEMENT, L.P.
                                                   By: PRINCETON SERVICES, INC.,
                                                       General Partner

                                                   By: _________________________
                                                       Name:
                                                       Title:


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